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ZAPATA SELLS TIDEWATER STOCK,                             FOR IMMEDIATE RELEASE
EXPANDS RENTAL FLEET                                      MARCH 31, 1995

NEWS

                (LETTERHEAD OF ZAPATA CORPORATION APPEARS HERE)


      HOUSTON--Zapata Corporation announced today that it has completed two transactions. First, Zapata has sold its remaining 673,077 shares of Tidewater, Inc. common stock, resulting in a pretax book gain of $4.8 million. Proceeds from the sale of $12.7 million will be used to reduce the Company's $17.5 million in notes to Norex America, Inc.

     Secondly, Zapata announced that its natural gas compression subsidiary, Zapata Energy Industries L.P., has acquired all of the compression assets of Mountain Front Pipeline Corporation, a wholly-owned subsidiary of Unit Corporation, for $2.7 million. Zapata will lease the compressors, totalling 3,300 horsepower, back to Unit Corporation and will enter a 30 month alliance to provide all of Unit Corporation's compression rental needs.

     Zapata Corporation (NYSE symbol: ZOS) is a Houston-based international company primarily involved in natural gas services. Zapata rents, fabricates and services natural gas compression packages through Energy Industries, Inc. Zapata gathers and processes natural gas and markets natural gas liquids through Cimarron Gas Companies. Zapata also produces natural gas in the United States and Bolivia.

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CONTACT:  Mark Frank, Planning Manager
(713) 940-6175